Exhibit 1

EXECUTION COPY

MHR Fund Management LLC

1345 Avenue of the Americas, 42nd Floor

New York, NY 10105

Telephone: (212) 262-0005

Facsimile: (212) 262-9356

August 14, 2017

Emisphere Technologies, Inc.

4 Becker Farm Road, Suite 103

Roseland, NJ 07068, USA

Attention: President and Chief Executive Officer

Re: Letter Agreement

Ladies and Gentlemen:

Reference is made to (a) the Senior Secured Loan Agreement (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), dated as of August 20, 2014, by and among Emisphere Technologies, Inc. (the “Company”) and (i) MHR Capital Partners Master Account LP, (ii) MHR Capital Partners (100) LP, (iii) MHR Institutional Partners II LP and (iv) MHR Institutional Partners IIA LP (each, an “MHR Fund” and, collectively, the “MHR Funds”); (b) the Amended and Restated Pledge and Security Agreement (the “Pledge Agreement”), dated as of August 20, 2014, by and among the Company and MHR Institutional Partners IIA LP; (c) the Seconded Amended and Restated 13% Senior Secured Convertible Notes (the “Convertible Notes”), dated as of August 20, 2014, by the Company in favor of each of the MHR Funds; (d) the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of September 26, 2005, by and among the Company and the MHR Funds; and (e) the Securities Purchase Agreement (the “Purchase Agreement”), dated as of August 19, 2009, by and among the Company and MHR Fund Management LLC.

WHEREAS, (i) under Section 7(b)(i) and (ii) of the Loan Agreement, the Company is required to provide financial information on a quarterly and annual basis to the MHR Funds sufficient to satisfy the requirements stated therein, and (ii) under Section 7(cc) of the Loan Agreement, the Company is required to file with the Securities and Exchange Commission (the “SEC”) all reports (the “Exchange Act Reports”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, under Section 6.7(a) of the Pledge Agreement, the Company is required, among other things, to register certain securities of the Secured Party (as defined in the Pledge Agreement) under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, (i) under Section 6(l) of the Convertible Notes, the Company is required to maintain a system of internal controls over financial reporting sufficient to satisfy the requirements stated therein, and (ii) under Section 7(b)(i) and (ii) of the Convertible Notes, the Company is required to provide financial information on a quarterly and annual basis to the MHR Funds sufficient to satisfy the requirements stated therein;

WHEREAS, under the Registration Rights Agreement, the Company is required, among other things, to take certain actions with respect to the filing and maintaining the effectiveness of certain registration statements with respect to Registerable Securities (as each such term is defined the Registration Rights Agreement);

WHEREAS, under Section 4.2 of the Purchase Agreement, the Company is required to file all Exchange Act Reports regardless of whether the Company is subject to the reporting requirements of the Exchange Act;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to terminate its reporting obligations under the Exchange Act (the “Deregistration”), thereby terminating the Company’s obligations to file Exchange Act Reports and, absent a waiver from the MHR Funds, would result in an “Event of Default” (as such term is defined in each of the Loan Agreement, Pledge Agreement and the Convertible Notes) under each of the Loan Agreement, Pledge Agreement and the Convertible Notes, and a default under the Registration Rights Agreement and the Purchase Agreement;

WHEREAS, in connection with Deregistration, the Company will decrease the scope and extent of its financial reporting and internal controls over financial reporting, which would, absent a waiver from the MHR Funds, result in an Event of Default under each of the Loan Agreement and the Convertible Notes; and

WHEREAS, pursuant to the Company’s request, the MHR Funds have agreed to provide certain waivers to suspend certain of the Company’s obligations under the Loan Agreement, Pledge Agreement, Convertible Notes, Registration Rights Agreement and the Purchase Agreement, in each case until the Suspension Termination Date (as defined below), on the terms and conditions set forth herein.

NOW, THEREFORE, the MHR Funds agree as follows:

1.	Waiver of certain obligations under the Loan Agreement. The requirements regarding (i) the provision of certain financial information under Section 7(b)(i) and (ii) of the Loan Agreement and (ii) the filing of Exchange Act Reports under Section 7(cc) of the Loan Agreement are hereby suspended until the Suspension Termination Date.

2.	Waiver of certain obligations under the Pledge Agreement. The requirements regarding the registration of certain securities pursuant to the Securities Act under Section 6.7(a) of the Pledge Agreement are hereby suspended until the Suspension Termination Date.

3.	Waiver of certain obligations under the Convertible Notes. The requirements regarding (i) the maintenance of a system of internal controls over financial reporting under Section 6(l) of the Convertible Notes and (ii) the provision of certain financial information under Section 7(b)(i) and (ii) of the Convertible Notes are hereby suspended until (y) the Suspension Termination Date.

4.	Waiver of certain obligations under the Registration Rights Agreement. All obligations of the Company under the Registration Rights Agreement are hereby suspended until the Suspension Termination Date.

5.	Waiver of certain obligations under the Purchase Agreement. The requirements regarding the filing of Exchange Act Reports under Section 4.2 of the Purchase Agreement are hereby suspended until the Suspension Termination Date.

6.	Information Rights. The Company covenants and agrees that, commencing on the date hereof through the Suspension Termination Date, the Company will:

a.	Quarterly Reports. Furnish to the MHR Funds (A) within three (3) Business Days (as defined in the Loan Agreement) after the end of each fiscal quarter of the Company, the amount of cash and Cash Equivalents (as defined in the Loan Agreement) set forth on the Balance Sheet (as defined in the Loan Agreement) as of the end of such fiscal quarter, and (B) within thirty-one (31) days after the fiscal year-end of the Company, and twenty (20) days after the end of each fiscal quarter that is not the fiscal year-end of the Company: (i) a quarterly unaudited Balance Sheet, which shall include the amount of cash, Cash Equivalents and current liabilities as of the end of such fiscal quarter, and (ii) the then current number of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) outstanding, and the then current number of options, warrants, convertible notes or other rights to acquire shares of Common Stock outstanding. In addition, the Company will promptly furnish to the MHR Funds (i) any other financial statements prepared by the Company for any fiscal period ending on or after the date hereof, and (ii) any other financial information of the Company that the MHR Funds may reasonably request; and

b.	Operating Plans. Furnish to the MHR Funds prior to the beginning of any fiscal year of the Company, an annual operating plan and budget for the next immediate fiscal year, including a projected balance sheet, statement of operations, and statement of cash flows. The Company shall also promptly furnish to the MHR Funds (i) amendments to the annual operating plan and budget, if any and (ii) any models prepared by the Company forecasting or projecting revenues and/or cash flows in connection with any of the Company’s existing or future agreements relating to the license or sale of its technology.

7.	Reporting Requirement Reinstatement. Upon the written request of the MHR Funds, the Company will promptly, but in any event with 120 days of such written request, re-register its shares of Common Stock under the Exchange Act.

8.

Registration Rights. If the Company shall receive at any time a written request from the MHR Funds that the Company file a registration statement under the Securities Act covering the registration of all or any portion of their or their affiliates’ Registrable Securities (as defined below) then outstanding, then the Company shall effect, as soon as practicable, and in any event within ninety (90) days after the date such request is given by the MHR Funds, the registration under the Securities Act of all Registrable Securities which the MHR Funds request to be registered and included in such registration. If the MHR Funds intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 8. The MHR Funds proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters for such underwriting, who shall be selected by the MHR Funds in their sole discretion. All expenses incurred in connection with a registration pursuant to this Section 8 (excluding underwriters’ discounts and commissions of the MHR Funds), including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the fees and disbursements of counsel for the MHR Funds, shall be borne by the Company. Whenever required under this Section 8 to effect the registration of any Registrable Securities, the Company shall take such actions as are required pursuant to Article VI of the Registration Rights Agreement with respect to such registration. “Registrable Securities” means any securities of the Company held, from time to time, by the MHR Funds or any of their respective affiliates, successors or assigns, including, without limitation, the Common Stock, the Convertible Notes, the Bridge Notes (as defined in the Loan Agreement), the Reimbursement Notes (as defined in the Loan Agreement), all warrants and all shares of Common Stock issued upon conversion or exercise thereof.

9.	Suspension Termination Date. Each of the obligations and requirements of the Company that the MHR Funds have agreed to suspend as set forth in Sections 1 through 5 above shall automatically, and without any further action required by any party, be reinstated in full immediately following the date (the “Suspension Termination Date”) that the Company becomes subject to any of reporting requirements under the Exchange Act, including pursuant to Section 12(b), Section 12(g) or Section 15(d) thereof. The obligations of the Company set forth in Section 6 through Section 8 shall terminate upon the Suspension Termination Date.

10.	Governing Law. This letter agreement shall be governed and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law and each party to shall consent to the exclusive jurisdiction of the courts of New York in any action arising out of the matters set forth in, or related to the validity or enforceability of such agreements.

11.	No Other Modifications or Waivers. Except as expressly set forth herein, the Loan Agreement, Pledge Agreement, the Convertible Notes, the Registration Rights Agreement and the Purchase Agreement (collectively, the “MHR Agreements”) shall be unmodified and remain in full force and effect. Execution of this letter agreement by the MHR Funds does not and shall not constitute a waiver of or otherwise affect any rights or remedies to which the MHR Funds are or may at any time be entitled pursuant to any of the MHR Agreements,, nor, except as expressly set forth herein, shall the same constitute at any time a waiver of any default or event of default with respect to any of the MHR Agreements. Except as expressly set forth herein, this letter agreement shall not be used in connection with or affect any other requests by the Company to the MHR Funds under any of the MHR Agreements.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

MHR Institutional Partners II LP

By:	MHR Institutional Advisors II LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR Institutional Partners IIA LP

By:	MHR Institutional Advisors II LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR Capital Partners Master Account LP

By:	MHR Advisors LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR Capital Partners (100) LP

By:	MHR Advisors LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

[MHR/Emisphere Letter Agreement]

Emisphere Technologies, Inc.

By:	/s/ Alan L. Rubino
Name:	Alan L. Rubino
Title:	President & Chief Executive Officer

[MHR/Emisphere Letter Agreement]